Exhibit 3.3.1

No. 321000000201803220100

Business License

(Duplicate)

Uniform Social Credit Code: 91321000732539490K (1/1)

Name: Yangzhou Huada Medical Device Co., Ltd.

Category: Company with Limited Liabilities (sole proprietorship of a legal person from Taiwan, Hong Kong, or Macau)

Domicile: Tongda Road, Touqiao Town, Guangling District, Yangzhou City

Legal Person: Liu Yongjun

Registered Capital: USD 602,400

Establishment Date: Dec 24, 2001

Business Term: Dec 24, 2001 to Dec 23, 2031

Business Scope: Production and sales of pharmaceutical packaging materials, plastic packaging containers of food, hardware tools, and Class-I medical equipment. Sales of Class-II medical equipment, sanitary products, medical polymer materials and products, electronic appliances, and powder metallurgic products; wholesale and retail of paper products; self and agent operations of import and export businesses of commodities and technologies (except those restricted or prohibited by the country). (Projects that are subject to approval in accordance with the law shall be carried out after being approved by relevant departments.)

Registration Authority: Bureau of Administration for Industry and Commerce of Yangzhou City, Jiangsu Province

Date: Mar 22, 2018

Enterprise Credit Information Publicity System Website: www:jsgsj.gov.cn:58888/province	Supervised by State Administration for Industry and Commerce of PRC